A.G. Edwards, Inc.
2004 Performance Plan for Executives

ARTICLE I. ESTABLISHMENT AND PURPOSE

1.1 Establishment of the Plan. A.G. Edwards, Inc. (the "Company") hereby establishes the A.G. Edwards, Inc. 2004 Performance Plan for Executives (the "Plan") as set forth in the Agreement.

1.2 Purpose. Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 the amount of an employer's deduction for a fiscal year relating to compensation for certain executive officers, with exceptions for specific types of compensation such as performance-based compensation.

This Plan is intended to provide for the payment of qualified performance-based compensation in the form of incentive compensation that is not subject to the Section 162(m) deduction limitation.

1.3 Effective Date. The effective date of the Plan is March 1, 2005, subject to approval of the material terms of the Plan by the Company's shareholders.

ARTICLE II. DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms will have the meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.

(a) "Board" means the Board of Directors of the Company.

(b) "Code" means the Internal Revenue Code of 1986, as amended.

(c) "Committee" means the Compensation Committee of the Board, or another committee appointed by the Board to serve as the administrator for the Plan, which committee at all times consists of persons who are "outside directors" as that term is defined in the regulations promulgated under Section 162(m) of the Code.

(d) "Company" means A.G. Edwards, Inc.

(e) "Employer" means the Company and any entity that is a subsidiary or affiliate of the Company.

(f) "Participant" for a Performance Period means an officer or other key employee of an Employer who is designated by the Committee as a participant in the Plan for that Performance Period in accordance with Article III.

(g) "Target Award" shall mean the maximum amount that may be paid to a Participant as incentive compensation for a Performance Period if certain performance criteria are achieved in the Performance Period.

(h) "Performance Period" shall mean the fiscal year of the Company.

2.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE III. ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. The Participants in this Plan for any Performance Period shall be comprised of each employee of the Employer who is a "covered employee" for purposes of Section 162(m) of the Code, or who may be such a covered employee as of the end of a tax year for which the Employer would claim a tax deduction in connection payment of compensation to such employee, during such Performance Period and who is designated individually or by class to be a Participant for such Performance Period by the Committee not later than ninety days after the beginning of the Performance Period.

3.2 Participation. Participation in the Plan will be determined annually by the Committee. Employees approved for participation will be notified of their selection as soon after approval as practicable.

3.3 Termination of Approval. The Committee may withdraw approval for a Participant's participation at any time. In the event of such withdrawal, the Employee concerned will cease to be a Participant as of the date of such withdrawal. The Employee will be notified of such withdrawal as soon as practicable following the Committee's action. A Participant who is withdrawn from participation under this Section will not receive any award for the Performance Period under this Plan.

ARTICLE IV. PERFORMANCE CRITERIA

4.1 Target Awards. The performance criteria that determines the amount of incentive compensation payable pursuant to this Plan shall be consolidated Earnings Before Income Taxes, as reported to shareholders a fiscal year, plus the expense accrued for bonuses payable for such fiscal year and the expense accrued for discretionary contributions to the A.G. Edwards, Inc. Retirement and Profit Sharing Plan for such fiscal year ("Adjusted Earnings"). The Target Award of each Participant for a Performance Period shall be 2 1% of Adjusted Earnings for the fiscal year coinciding with the Performance Period.

4.2 Payment of Incentive Compensation. As a condition to the right of a Participant to receive any incentive compensation under this Plan, the Committee shall first be required to certify in writing, by resolution of the Committee or other appropriate action, the level of Adjusted Earnings on which the Target Award is based that were achieved for the applicable fiscal year, and that the incentive compensation amount of such Target Award has been accurately determined in accordance with the provisions of this Plan. For this purpose, approved minutes of a meeting of the Committee in which the certification is made shall be treated as written certification. Base salary is not subject to this Plan.

A Target Award may be paid in the form of cash, a credit to the account under the A.G. Edwards, Inc. Excess Profit Sharing Deferred Compensation Plan, an award of Restricted Stock or other benefit under the A.G. Edwards, Inc. 1988 Incentive Stock Plan, or any other form of payment approved by the Committee; provided that the value of such payments at the time the payment, credit or award is made, does not exceed the dollar amount of the Target Award.

The Committee shall have the right to reduce the amount payable pursuant to a Target Award of a Participant in its sole discretion at any time and for any reason before the incentive compensation is payable to the Participant, based on such criteria as it shall determine. Notwithstanding any contrary provision of this Plan, the Committee may not adjust upwards the amount payable pursuant to a Target Award subject to this Plan, nor may it waive the achievement of the performance criteria established pursuant to this Plan for the applicable Performance Period.

The incentive compensation amount so determined by the Committee shall be paid to the Participant as soon as administratively practical after the amount of the incentive compensation had been determined and documented as provided above. The incentive compensation may be paid in cash or in kind, including in the form of incentive equity awards under the A.G. Edwards, Inc. 1998 Incentive Stock Plan or any other plan maintained by an Employer.

4.3 Maximum Compensation. The maximum incentive compensation amount payable under this Plan to a Participant for the 2006 fiscal year Performance Period shall be $5,706,233. Thereafter, the maximum incentive compensation amount for each subsequent Performance Period shall be increased by 10% over the maximum incentive compensation amount for the immediately preceding Performance Period.

ARTICLE V. RIGHTS OF PARTICIPATION

5.1. Employment. Nothing in this Plan will interfere with or limit in any way the right of the Employer to terminate a Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of an Employer.

5.2 Nontransferability. No right or interest of any Participant in this Plan will be assignable or transferable or subject to any lien or encumbrance, whether directly or indirectly, by operation of law or otherwise, including without limitation execution, levy, garnishment, attachment, pledge, and bankruptcy.

5.3 No Funding. Nothing contained in this Plan and no action taken hereunder will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or beneficiary or any other person. Amounts due under this Plan at any time and from time to time will be paid from the general funds of the Company. To the extent that any person acquires a right to receive payments hereunder, such right shall be that of an unsecured general creditor of the Company.

5.4 No Rights Prior to Award Approval. No Participant will have any right to payment of incentive compensation pursuant to this Plan unless and until it has been determined and approved under Section 4.2.

ARTICLE VI. ADMINISTRATION

6.1 Administration. This Plan will be administered by the Committee according to any rules that it may establish from time to time that are not inconsistent with the provisions of the Plan.

6.2 Expenses of the Plan. The expenses of administering the Plan will be borne by the Company.

ARTICLE VII. REQUIREMENTS OF LAW

7.1 Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Missouri.

7.2 Withholding Taxes. The Company has the right to deduct from all payments under this Plan any Federal, State, or local taxes required by law to be withheld with respect to such payments.

ARTICLE VIII. SHAREHOLDER APPROVAL

8.1 Shareholder Approval. This Plan shall be subject to approval by the affirmative vote of a majority of the shares cast in a separate vote of the shareholders of the Company at the June 2004 Annual Meeting of Shareholders, and such shareholder approval shall be a condition to the right of a Participant to receive any incentive compensation hereunder.

The undersigned hereby certifies that this Plan was duly adopted by the Board at its meeting on __________________________.

By: ____________________________________

Title: ____________________________________

Date: ____________________________________